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                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT, is made and entered into this 1st day of June, 2003, by and between Fresenius Medical Care North America ("FMCNA" or the "EMPLOYER"), with principal offices located at 95 Hayden Avenue, Lexington, MA 02420 and J. Michael Lazarus ( "EMPLOYEE") currently residing at 60 Old Colony Road, Wellesley, MA 02481.

WITNESSETH:

WHEREAS, FMCNA desires to employ EMPLOYEE as Medical Director and Senior Vice President at FMCNA and its affiliated corporations in North America, and

WHEREAS, the parties hereto desire to express the terms and conditions of such employment.

NOW THEREFORE, it is understood and agreed to between the parties as follows:

1. EMPLOYMENT. FMCNA hereby employs EMPLOYEE as Medical Director and Senior Vice President, and EMPLOYEE hereby accepts the employment upon the terms and conditions of this Agreement.

2. TERM. The term of this Agreement shall commence as of June 1, 2003 and continue thereafter, unless terminated in accordance with the provisions hereinafter stated. THE INITIAL TERM SHALL BE RENEWED BY A SUCCESSIVE ONE
      (1) YEAR PERIOD UNLESS EITHER PARTY GIVES WRITTEN NOTICE OF NON-RENEWAL TO THE OTHER PARTY AT LEAST THIRTY (30) DAYS PRIOR TO ANY TERMINATION DATE. THE INITIAL TERM AND ANY SUBSEQUENT RENEWAL PERIODS SHALL BE CALLED THE "EMPLOYMENT TERM."

3. DUTIES AND RESPONSIBILITIES. EMPLOYEE shall serve full time as FMCNA's Medical Director and Senior Vice President and will be responsible for supervising and overseeing all matters pertaining to Clinical Quality and the Medical Department. EMPLOYEE shall report directly to the President of Fresenius Medical Services of FMCNA. EMPLOYEE shall to the best of his ability and experience competently, loyally, diligently and conscientiously perform all of the duties and obligations expressly or implicitly required under this Agreement. EMPLOYEE further agrees that, in conducting business in the interest of the EMPLOYER, he will not engage in, knowingly permit others under his control to carry on, or induce others to engage in any practice or commit any acts in violation of any federal or state or local law or ordinance.

4.    COMPENSATION AND BENEFITS.

a) Base Salary. EMPLOYER shall pay EMPLOYEE for all services rendered a base salary of Five Hundred Sixty Five Thousand, Nine Hundred Sixteen Dollars and No Cents ($565,916.00) per year, (the "Base Salary"), payable in accordance with FMC's payroll procedures, subject to customary withholding and employment taxes. At the end of each year of employment hereunder, EMPLOYEE's performance for the prior year shall be reviewed and evaluated. If EMPLOYEE's performance is satisfactory, EMPLOYEE shall receive an increase in his base salary commensurate with level of achievement.

b) Incentive Compensation. During EMPLOYEE's employment with FMCNA, EMPLOYEE shall be entitled to participate in FMCNA's Management Bonus Plan and any other such incentive compensation plans as are now available or may become available to other similarly positioned senior executives of FMCNA. EMPLOYEE will be in the FMCNA Management Bonus Plan at a target level bonus of forty percent (40%), and the maximum bonus is eighty percent (80%) of base salary. Funding for the plan is based upon attainment of specific individual and company financial objectives. EMPLOYEE's entitlement to a bonus under the Management Bonus Plan will be governed by terms of that Plan.
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c)    Stock Plan. EMPLOYEE shall be eligible to participate in the current
      Fresenius Medical Care AG Stock Incentive Plan, and any future stock incentive plan (individually a "Stock Plan" and collectively, the "Stock Plans"), subject to IRS approval of such respective Stock Plans. In addition to the existing options to purchase Fresenius Medical Care AG Preference Shares previously granted to EMPLOYEE (the "Existing Options"), EMPLOYEE shall be eligible to receive additional option grants in amounts as and if approved by the Fresenius Medical Care AG Managing Board.

d) Benefit Programs. EMPLOYEE shall continue to be eligible to participate in the group employee benefits programs at the senior executive level as now established or which subsequently become available.

e) Life Insurance. EMPLOYEE will be provided with life insurance in accordance with FMCNA's policy, currently capped at Four Hundred Thousand Dollars ($400,000). EMPLOYEE will be provided with the opportunity to purchase supplemental life insurance of an additional Six Hundred Thousand Dollars ($600,000) beyond the current policy of coverage at his own expense, with proof of good health.

      Additionally, this Agreement may be terminated by Employee, if there is a reduction in EMPLOYEE's responsibilities or FMCNA experiences a change in control defined as any of the following: i) the transfer (whether by sale, dividend, exchange, lease, merger, consolidation or otherwise) of greater that 50 percent (50%) of the voting power of FMCNA; ii) the transfer (whether by sale, dividend, exchange, lease, merger, consolidation or otherwise) of all or substantially all the assets or stock of FMCNA; or
      iii) any other action which results in persons other than the current majority shareholders of FMCNA, having the voting power to direct the management of FMCNA or if FMCNA relocates its corporate headquarters more than fifty (50) miles from its present location in Lexington, Massachusetts.

f) Automobile. EMPLOYEE will be provided with a company car allowance of Seven Hundred Dollars ($700) paid monthly and treated as ordinary income.

g) Financial Planning/Tax Preparation. EMPLOYEE will be provided with an allowance of Two Thousand Dollars ($2,000) to be paid based upon submitted documentation of expenses incurred as a result of financial planning assistance or income tax preparation. Reimbursement will be treated as ordinary income.

h) Expenses. EMPLOYEE will be reimbursed for travel and other expenses related to the performance of his duties under the Agreement and in accordance with the EMPLOYER's policies.

i)    Vacation/PTO. EMPLOYEE shall be allowed to carry-over up to two hundred
      (200) hours from year-to-year without losing such time. EMPLOYEE shall also accrue PTO days at the maximum available to senior executives under the Executive Vacation Policy which currently provides for thirty (30) days of PTO per year.

5. TERMINATION OF EMPLOYMENT. EMPLOYEE's employment hereunder may be terminated under the following circumstances:

a)    Death. EMPLOYEE's employment hereunder shall terminate upon his death.

b) Total Disability. The EMPLOYER may terminate EMPLOYEE's employment hereunder upon EMPLOYEE becoming "Totally Disabled." For purposes of this Agreement, EMPLOYEE shall be "Totally Disabled" if EMPLOYEE is physically or mentally incapacitated so as to render EMPLOYEE incapable of performing EMPLOYEE's usual and customary duties under this Agreement. EMPLOYEE's receipt of Social Security disability benefits or disability benefits under a Company-sponsored long-term disability plan shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of EMPLOYEE's receipt of such Social Security or long-term disability benefits, the Company's Board of Directors may, in its reasonable discretion (but based upon medical evidence), determine that EMPLOYEE is Totally Disabled.


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c)    Voluntary Termination. EMPLOYER or EMPLOYEE may terminate EMPLOYEE's employment hereunder at any time after providing written notice to the other party. The EMPLOYEE is required to give the EMPLOYER at least thirty
      (30) days written notice if he wishes to terminate his employment pursuant to this provision.

d) Termination by the EMPLOYER for Cause. The EMPLOYER may terminate EMPLOYEE's employment for Cause at any time after providing written notice to EMPLOYEE. For purposes of this Agreement, the term "Cause" shall mean, with respect to the EMPLOYEE, any of the following: (i) commission by EMPLOYEE of a felony or of any criminal act involving moral turpitude which results in an arrest or indictment; (ii) deliberate and continual refusal to satisfactorily perform employment duties reasonably requested by the EMPLOYER after 20 days' written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (iii) fraud or embezzlement determined in accordance with the EMPLOYER's normal, internal investigative procedures consistently applied in comparable circumstances to EMPLOYEES; (iv) gross misconduct or gross negligence in connection with the business of the EMPLOYER which has substantial effect on the EMPLOYER;
      (v) failure to obtain and maintain in good order any licenses required for EMPLOYEE to perform his duties under this Agreement; or (vi) a breach of any of the covenants set forth in Section 7 below. EMPLOYEE will be considered to have been terminated for "Cause" if the EMPLOYER determines that EMPLOYEE engaged in an act constituting "Cause," regardless of whether the individual terminates employment voluntarily or is terminated involuntarily, and regardless of whether the individual's termination initially was considered to have been for "Cause." The determination of "Cause" shall be made by the EMPLOYER in its sole discretion, and shall be final and binding on all parties.

e) Termination by EMPLOYEE for Cause. This Agreement may be terminated by EMPLOYEE in the event of a breach by FMCNA of any of its obligations under this Agreement, provided EMPLOYEE gives FMCNA written notice specifying the manner in which he believes FMCNA has breached this Agreement and FMC has thirty (30) days from receipt of such notice to cure such breach, or in the case of other than a non-payment of money breach, if such breach cannot be cured within thirty (30) days, to commence a good faith effort to cure.

      Additionally, this Agreement may be terminated by Employee, if there is a reduction in Employee's responsibilities or FMCNA experiences a change in control defined as any of the following: i) the transfer (whether by sale, dividend, exchange, lease, merger, consolidation or otherwise) of greater that 50 percent (50%) of the voting power of FMCNA; ii) the transfer (whether by sale, dividend, exchange, lease, merger, consolidation or otherwise) of all or substantially all the assets or stock of FMC; or iii) any other action which results in persons other than the current majority shareholders of FMCNA, having the voting power to direct the management of FMCNA or if FMCNA relocates its corporate headquarters more than fifty
      (50) miles from its present location in Lexington, Massachusetts.

f) Notice of Termination. Any termination by the EMPLOYER or the EMPLOYEE under this Agreement shall be communicated by notice of termination to the other party hereto. For purposes of this Agreement, a Notice of Termination shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon to terminate EMPLOYEE's employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of EMPLOYEE's employment under the provision so indicated.

6.    COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT.

a) Under all circumstances, upon termination the EMPLOYEE shall be entitled to receive:

      (i) Any accrued but unpaid Base Salary for services rendered to the date of termination; and

      (ii) Any benefits to which EMPLOYEE may be entitled upon termination pursuant to the plans, policies and arrangements referred to in
            Section 4 hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements. Upon any such


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            termination, EMPLOYEE shall have the right to exercise his Vested
            Stock Options in accordance with the terms of the plan. Should EMPLOYEE fail to exercise these options within this period, they will be forfeited at the end of said period.

b) In the event that EMPLOYEE's employment hereunder is voluntarily terminated by the EMPLOYER in accordance with Section 5(c), or in the event that EMPLOYEE's employment hereunder is terminated by the EMPLOYEE in accordance with Section 5(e), or in the event the EMPLOYEE's employment hereunder is terminated by virtue of the EMPLOYER's giving written notice of non-renewal before the commencement of any one (1) year term of this Agreement, the EMPLOYEE shall also be entitled to receive:

      (i) If such event occurs before June 1, 2006, the balance of the salary payments equivalent to the number of months remaining up to and including June 1, 2006. At a minimum, the number of months for salary continuation will be twenty-four (24) months, regardless of how much time actually is left before June 1, 2006, at the rate in effect on the date of termination of employment or the date of the EMPLOYER's notice of non-renewal, as applicable, such amount to be paid in a lump sum as soon as practicable thereafter; and

      (ii) In the event that the Agreement is extended beyond June 1, 2006, the balance of the salary payments equivalent to the number of months remaining in the term of the Employment Agreement. At a minimum, the number of months of salary continuation will be twenty-four (24) months, at the rate in effect on the date of termination of employment, such amount to be paid in a lump sum as soon as practicable thereafter; and

      (iii) A pro-rated portion of the EMPLOYEE's annual bonus based upon termination of work date.

c) Any stock options or other awards will continue to vest in accordance with the terms of the award and the plan pursuant to which it was made. If the terms of any award and governing plan are silent with respect to termination of employment, such award will lapse immediately upon such termination.

7. NON-DISCLOSURE/NON COMPETITION AGREEMENT. EMPLOYEE acknowledges that during the term of employment with EMPLOYER, he will have access to and become acquainted with Confidential Information of the EMPLOYER. Confidential Information means all information related to the present or planned business of FMCNA that has not been released publicly by authorized representatives of FMCNA, and shall include but not be limited to, trade secrets and know-how, inventions, marketing and sales programs, employee, customer, patient and supplier information, information from patient medical records, financial data, pricing information, regulatory approval and reimbursement strategies, data, operations and clinical manuals.

      EMPLOYEE agrees not to use or disclose, directly or indirectly, any Confidential Information of FMCNA at any time and in any manner, except as required in the course of his employment with FMCNA or with the express written authority of FMCNA.

      EMPLOYEE understands that his non-disclosure obligations will continue following his termination of employment.

      EMPLOYEE agrees that during the term of his employment, and for a period of one (1) year immediately after he leaves the employment of FMCNA for any reason or the end of the period during which EMPLOYEE continues to receive salary continuation after leaving the employment of FMCNA, whichever is greater, EMPLOYEE will not directly or indirectly for his own benefit or the benefit of others:

      a) render services for a competing organization in connection with competing products as an employee, officer, agent, broker, consultant, partner, stockholder (except that EMPLOYEE may own three percent (3%) or less of the equity securities of any publicly-traded company);


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
      b) hire or seek to persuade any employee of FMCNA to discontinue employment or to become employed in any competing organization or seek to persuade any independent contractor or supplier to discontinue its relationship with FMCNA; and

      c) solicit, direct, take away or attempt to take away any business or customers of FMCNA.

      Nothing in this Agreement would preclude EMPLOYEE from working for a competitor of FMCNA's subsequent to termination of EMPLOYEE's employment provided EMPLOYEE will not be engaged, directly or indirectly, in any business in which FMCNA is actively engaged at the time of EMPLOYEE's termination or in any new business which FMCNA is in the process of setting up in which EMPLOYEE had direct involvement while employed by FMCNA. EMPLOYEE also agrees to inform FMCNA of any such employment with a competitor before beginning such employment.

8.    ENFORCEMENT OF COVENANTS.

a) Termination of Employment and Forfeiture of Compensation. EMPLOYEE agrees that in the event that the EMPLOYER determines that EMPLOYEE has breached any of the covenants set forth in Section 7 hereof during EMPLOYEE's employment, the EMPLOYER shall have the right to terminate EMPLOYEE's employment for "Cause." For purposes of this Agreement, the term "Cause" shall mean, with respect to the EMPLOYEE, any of the following: (i) commission by EMPLOYEE of a felony or of any criminal act involving moral turpitude which results in an arrest or indictment; (ii) deliberate and continual refusal to satisfactorily perform employment duties reasonably requested by the EMPLOYER after 20 days' written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (iii) fraud or embezzlement determined in accordance with the EMPLOYER's normal, internal investigative procedures consistently applied in comparable circumstances to EMPLOYEES; (iv) gross misconduct or gross negligence in connection with the business of the EMPLOYER which has substantial effect on the EMPLOYER; (v) failure to obtain and maintain in good order any licenses required for EMPLOYEE to perform his duties under this Agreement; or (vi) a breach of any of the covenants set forth in Section 7 above. EMPLOYEE will be considered to have been terminated for "Cause" if the EMPLOYER determines that EMPLOYEE engaged in an act constituting "Cause," regardless of whether the individual terminates employment voluntarily or is terminated involuntarily, and regardless of whether the individual's termination initially was considered to have been for "Cause." The determination of "Cause" shall be made by the EMPLOYER in its sole discretion, and shall be final and binding on all parties.

      In addition, EMPLOYEE agrees that if the EMPLOYER determines that EMPLOYEE has breached any of the covenants set forth in Section 7 at any time, the EMPLOYER shall have the right, notwithstanding anything herein to the contrary, to discontinue any or all amounts otherwise payable to EMPLOYEE hereunder. Such termination of employment or discontinuance of payments shall be in addition to and shall not limit any and all other rights and remedies that the EMPLOYER may have against EMPLOYEE.

b) Right to Injunction. EMPLOYEE acknowledges that a breach of the covenants set forth in Section 7 hereof will cause irreparable damage to the EMPLOYER with respect to which the EMPLOYER's remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in this section by EMPLOYEE, EMPLOYEE and the EMPLOYER agree that the EMPLOYER shall be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or equity: (i) injunctions, both preliminary and permanent, enjoining or retraining such breach or anticipatory breach and EMPLOYEE hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (ii) recovery of all reasonable sums expended and costs, including reasonable attorney's fees, incurred by the EMPLOYER to enforce the covenants set forth in this section.

c) Separability of Covenants. The covenants contained in Section 7 hereof constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 7 exceed the time, geographic, or occupational limitations permitted by applicable laws,


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
      EMPLOYEE and the EMPLOYER agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. EMPLOYEE and the EMPLOYER further agree that the covenants in Section 7 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Employee against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants in Section 7.

9. FMCNA DOCUMENTS AND EQUIPMENT. All documents and equipment relating to the business of FMCNA, whether prepared by EMPLOYEE or otherwise coming into EMPLOYEE's possession, are the exclusive property of FMCNA, and must not be removed from the premises of FMCNA except as required in the course of employment. Any such documents and equipment must be returned to FMCNA when EMPLOYEE leaves the employment of FMCNA.

10. WITHHOLDING OF TAXES. The EMPLOYER may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

11. ENTIRE AGREEMENT AND AMENDMENTS. This Agreement shall constitute the entire agreement between the parties and supersedes all existing agreements between them, whether oral or written, with respect to the subject matter hereof. Any waiver, alteration, or modification of any of the provisions of this Agreement, or cancellation or replacement of this Agreement shall be accomplished in writing and signed by the respective parties.

12. NOTICES. Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

                  To the Employer:
                        Fresenius Medical Care North America
                        Corporate Headquarters
                        Two Ledgemont Center
                        95 Hayden Avenue
                        Lexington, MA 02420-9192
                        Attention:  Vice President, Human Resources

                  To Employee:
                        At the address for Employee set forth above

13. GOVERNING LAW. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts.


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
14. SEPARABILITY. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the undersigned duly authorized persons as of the day and year first stated above.

                                NATIONAL MEDICAL CARE, INC. D/B/A
                                FRESENIUS MEDICAL CARE
                                NORTH AMERICA,
WITNESS                         EMPLOYER

/s/M. Karen Lazarus             By:/s/Mats Wahlstrom                      7/1/03
-----------------------            ----------------------------           ------
                                   Mats Wahlstrom                         (DATE)
                                   President
                                   Fresenius Medical Services


WITNESS                         J. MICHAEL LAZARUS


/s/M. Karen Lazarus             /s/J. Michael Lazarus                     7/1/03
-----------------------         -------------------------------           ------
                                (Employee Signature)                      (DATE)


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